Exhibit 99.1

TSS, INC. REPORTS FOURTH QUARTER

AND FISCAL 2023 RESULTS

ROUND ROCK, TX – March 28, 2024 – TSS, Inc. (Other OTC: TSSI), a data center services company that integrates high-performance computing infrastructure and software, reported results for its fourth quarter and fiscal year ended December 31, 2023.

Fourth Quarter Highlights (unaudited):

●

Fourth quarter 2023 revenue of $24.4 million compared with $10.9 million in the fourth quarter of 2022. Procurement revenues were $20.8 million in the fourth quarter of 2023 compared to $7.6 million in the fourth quarter of 2022.

●	Operating income of $725,000 in the fourth quarter of 2023 compared to an operating loss of $723,000 in the fourth quarter of 2022.
●	Net income of $335,000 or $0.02 per share in the fourth quarter of 2023 compared to a net loss of $1,141,000 or $(0.05) per share in the fourth quarter of 2022.
●	Adjusted EBITDA of $923,000 in the fourth quarter of 2023 compared with Adjusted EBITDA loss of $491,000 in the fourth quarter of 2022.

Year-to-date Highlights:

●	2023 revenue of $54.4 million compared with $30.6 million in 2022. Procurement revenues were $38.5 million in 2023 compared to $13.2 million in 2022.
●	Operating income of $1,750,000 in 2023 compared to operating income of $914,000 in 2022.
●	Net income of $74,000 or $0.00 per share in 2023 compared to a net loss of $73,000 or $(0.00) per share in 2022.
●	Adjusted EBITDA of $2,651,000 in 2023 compared with Adjusted EBITDA of $1,662,000 in 2022.

Darryll Dewan, CEO of TSS, commented, “2023 was a transformational year for TSS. We continued to produce strong financial results during the fourth quarter and for fiscal year 2023. We grew revenues 78% in 2023 and increased our operating income by 91% compared to 2022, while making operational and go-to-market investments in the business. Operationally, we have reorganized our integration business, investing in both the team and technology to be able to credibly demonstrate to our largest OEM partners that we can scale to serve growing demand. We selectively optimized the personnel in our integration facility, we added a Chief People Officer and direct sales personnel, and we kicked off a relationship with a PR firm to improve our branding, messaging, and web experience. New service offerings have been identified that are extensions of our core capabilities. As a result of our operational improvements and investments in growth and this vibrant technology environment, we will continue to drive improved financial results in 2024 and beyond.”

Dewan continued, “As generative AI, cybersecurity and other advanced computing technologies drive data center demand, TSS is uniquely positioned to capitalize on these trends with our leading-edge system integration and deployment capabilities.” Dewan continued, “The data center market is evolving. Central data centers continue to struggle to meet demand, and new models are emerging, such as edge computing. The flexibility and speed of our integration business, paired with deployment capabilities of our modular business, make for a unique “one stop shop” for our OEM partners who want to offer customized solutions and white glove service. TSS is in a great position to benefit from this next phase of data center expansion.”

Quarterly Conference Call Details

The Company has scheduled a conference call to discuss the fourth quarter and fiscal 2023 financial results for Thursday, March 28, 2024, at 4:30 PM Eastern. To participate on the conference call, please dial 1-888-596-4144 toll free from the U.S., or 1-646-968-2525 for international callers. The event ID number is 5752570. Investors may also access a live audio web cast of this conference call under the “events” tab on the investor relations section of the Company's website at www.tssiusa.com.

An audio replay of the conference call will be available approximately four hours after the conclusion of the call and will be made available until April 28, 2024. The audio replay can be accessed at the following url: EVENT | ECHO PLAYBACK (registrations.events)

The conference ID to access the digital playback is 5752570. Additionally, a replay of the webcast will be available on the Company’s website approximately two hours after the conclusion of the call and will remain available for 30 calendar days.

About Non-GAAP Financial Measures

Adjusted EBITDA is a supplemental financial measure not defined under Generally Accepted Accounting Principles (GAAP). We define Adjusted EBITDA as net income (loss) before interest expense, income taxes, depreciation and amortization, impairment loss on goodwill and other intangibles, stock-based compensation, provision for bad debts and certain extraordinary items. We present Adjusted EBITDA because we believe this supplemental measure of operating performance is helpful in comparing our operating results across reporting periods on a consistent basis by excluding items that may, or could, have a disproportionately positive or negative impact on our results of operations in any particular period. We also use Adjusted EBITDA as a factor in evaluating the performance of certain management personnel when determining incentive compensation.

Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. Adjusted EBITDA, while providing useful information, should not be considered in isolation or as an alternative to net income or cash flows as determined under GAAP. Consistent with Regulation G under the U.S. federal securities laws, Adjusted EBITDA has been reconciled to the nearest GAAP measure, and this reconciliation is located under the heading “Adjusted EBITDA Reconciliation” following the Consolidated Statements of Operations included in this press release.

About TSS, Inc.

TSS specializes in simplifying the complex. The TSS mission is to streamline the integration and deployment of high-performance computing infrastructure and software, ensuring that end users quickly receive and efficiently utilize the necessary technology. Known for flexibility, the company builds, integrates, and deploys custom, high-volume solutions that empower data centers and catalyze the digital transformation of generative AI and other leading-edge technologies essential for modern computing, data, and business needs. TSS’s reputation is built on passion and experience, quality, and fast time to value. As trusted partners of the world's leading data center technology providers, the company manages and deploys billions of dollars in technology each year. For more information, visit www.tssiusa.com.

Forward Looking Statements

This press release may contain “forward-looking statements” -- that is, statements related to future -- not past -- events, plans, and prospects. In this context, forward-looking statements may address matters such as our expected future business and financial performance, and often contain words such as “guidance,” “prospects,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “should,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Particular uncertainties that could adversely or positively affect the Company's future results include: we may not have sufficient resources to fund our business and may need to issue debt or equity to obtain additional funding; our reliance on a significant portion of our revenues from a limited number of customers and our ability to diversify our customer base; risks relating to operating in a highly competitive industry; risks relating to supply chain challenges; risk related to changes in labor market conditions; risks related to the implementation of a new enterprise resource IT system; risk related to the development of our procurement services business; risks relating to rapid technological, structural, and competitive changes affecting the industries we serve; risks involved in properly managing complex projects; risks relating to the possible cancellation of customer contracts on short notice; risks relating our ability to continue to implement our strategy, including having sufficient financial resources to carry out that strategy; uncertainty related to current economic conditions including the impact of the COVID-19 pandemic and the related impact on demand for our services; and other risks and uncertainties disclosed in our filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the fiscal year ended December 31, 2023. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements.

Company Contact:

TSS, Inc.

John Penver, CFO

Phone: (512) 310-1000

TSS, Inc.

Consolidated Balance Sheets

(In thousands except par values)

	December 31,	December 31,
	2023	2022

Assets
Current Assets
Cash and cash equivalents	$11,831	$20,397
Contract and other receivables, net	3,527	2,745
Costs and estimated earnings in excess of billings on uncompleted contracts	1,310	231
Inventories, net	2,343	862
Prepaid expenses and other current assets	302	175
Total current assets	19,313	24,410
Property and equipment, net	628	587
Lease right-of-use assets	4,062	4,717
Goodwill	780	780
Intangible assets, net	-	35
Other assets	817	877
Total assets	$25,600	$31,406
Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable and accrued expenses	$14,362	$21,616
Deferred revenues	3,370	2,080
Current portion of lease liabilities	688	467
Total current liabilities	18,420	24,163
Non-current portion of lease liabilities	3,631	4,309
Total liabilities	22,051	28,472
Stockholders’ Equity
Preferred stock- $.0001 par value; 1,000 shares authorized at December 31, 2023 and 2022; none issued	-	-
Common stock- $.0001 par value, 49,000 shares authorized at December 31, 2023 and 2022: 23,533 and 23,197 shares issued at December 31, 2023 and 2022, respectively	2	2
Additional paid-in capital	72,103	71,522
Treasury stock 1,762 and 1,657 shares at cost at December 31, 2023 and 2022, respectively	(2,245)	(2,205)
Accumulated deficit	(66,311)	(66,385)
Total stockholders' equity	3,549	2,934
Total liabilities and stockholders’ equity	$25,600	$31,406

TSS, Inc.

Condensed Consolidated Statements of Operations

(In thousands except per-share values, unaudited)

	Three Months Ended December 31,			Years Ended December 31,
	2023	2022		2023	2022
Results of Operations:
Revenue	$24,408		$10,947	$54,399	$30,637
Cost of revenue	21,145		9,010	43,398	21,657
Gross profit	3,263		1,937	11,001	8,980
Operating expenses:
Selling, general and administrative	2,468		2,525	8,931	7,683
Depreciation and amortization	71		135	320	383
Total operating costs	2,539		2,660	9,251	8,066
Operating income (loss)	724		(723)	1,750	914
Interest expense, net	(374)		(394)	(1,616)	(931)
Income (loss) before income taxes	350		(1,117)	134	(17)
Income tax expense	15		24	60	56
Net income (loss)	$335		$(1,141)	$74	$(73)

Basic net income (loss) per share	$0.02		$(0.05)	$0.00	$0.00
Diluted net income (loss) per share	$0.02	$	(0.05)	$0.00	$0.00

TSS, Inc.

Adjusted EBITDA Reconciliation

(In thousands, unaudited)

	Three Months Ended December 21,		Years Ended December 31,
	2023	2022	2023	2022

Net income (loss)	$335	$(1,141)	$74	$(73)
Interest expense (income), net	374	394	1,616	931
Depreciation and amortization	71	135	320	383
Income tax expense	15	24	60	56
EBITDA profit (loss)	$795	$(588)	$2,070	$1,297
Stock based compensation	128	97	581	365
Adjusted EBITDA profit (loss)	$923	$(491)	$2,651	$1,662